Exhibit 10.1

C&J INTERNATIONAL MIDDLE EAST FZCO

PHANTOM EQUITY ARRANGEMENT

UNDER THE C&J ENERGY SERVICES, INC. 2012 LONG-TERM INCENTIVE PLAN

Sponsored by C&J Energy Services, Inc.

I. INTRODUCTION

1.1 Name and Purpose of the Arrangement. The name of this arrangement is the C&J International Middle East FZCO Phantom Equity Arrangement, which is a sub-plan of the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (the “Plan”). The Parent is establishing this Arrangement on behalf of the Company in order to provide selected employees with the opportunity to receive phantom equity interests of the Company. Benefits provided under this Arrangement are not intended to comprise any portion of a base wage for a Participant, but are instead intended to serve as discretionary incentive awards.

1.2 Status of Arrangement. The Arrangement is intended to be an unfunded discretionary incentive bonus arrangement. The Arrangement is not an employee benefit plan within the meaning of section 3(3) of ERISA.

1.3 Interaction with the Plan. This Arrangement is intended to constitute a sub-plan of the Plan, thus amending the Plan to include this sub-plan as Exhibit A to the Plan. If there is any conflict between this Arrangement and the Plan, the Plan will control. Where provisions of this Arrangement and the Plan may be read together without conflict, the terms of this Arrangement will control.

II. DEFINITIONS

Whenever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 “Arrangement.” Arrangement means the C&J International Middle East FZCO Phantom Equity Arrangement, as amended from time to time.

2.2 “Board.” Board means the Board of Directors of the Parent.

2.3 “C&J B.V.” C&J B.V. means C&J International B.V., the majority shareholder in the Company.

2.4 “Change in Control.” Change in Control means, (a) with respect to the Parent, a “Change in Control” as defined in the Plan, as may be amended from time to time, or (b) with respect to the Company, the occurrence of one or more of the following events: (i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than shareholders of the Company, or any affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the voting power of the voting securities of the Company; (ii) the shareholders of the Company approve, in one transaction or a series of transactions, a plan of complete liquidation of the Company; (iii) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than an affiliate of the Company; (iv) C&J B.V. ceases to be the majority shareholder in the Company, unless C&J B.V. has conveyed, sold or otherwise transferred its Company interests to the Company, the Parent or any affiliate of C&J B.V., the Company or the Parent; or (v) any other event specified as a “Change of Control” in an applicable Participation Agreement. Notwithstanding the above, a “Change in Control” shall not occur unless that Change in Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of 1.409A-3(i)(5) of the 409A Regulations.

2.5 “Code.” Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.6 “Company.” Company means C&J International Middle East FZCO, established as a free zone company (“FZCO”) in the Jebel Ali Free Zone (“JAFZA”) on June 11, 2013.

2.7 “Company Unit.” Each Company Unit will be one share of the Company.

2.8 “Covered Employee” means an Eligible Person who is likely to be a Covered Employee within the meaning of Section 162(m) of the Code and the regulations thereunder. The foregoing notwithstanding, because the Plan Administrator cannot determine with certainty whether a given Eligible Person will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a Person designated by the Plan Administrator, at the time of grant of a performance-based Phantom Unit, who is likely to be a Covered Employee with respect to that fiscal year.

2.9 “Disability.” Disability means: (a) a physical or mental impairment of sufficient severity that, in the opinion of the Plan Administrator, (i) means the Participant is unable to continue performing the duties assigned to the Participant prior to such impairment or (ii) the Participant’s condition entitles him to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries, and (b) the impairment or condition is cited by the Company or its Subsidiary as the reason for the Participant’s termination.

2.10 “Effective Date.” Effective Date means December 16, 2013.

2.11 “Eligible Person.” Eligible Person means any employee of the Parent, the Company or a Subsidiary of the Parent or the Company, who is designated by the Board or the Plan Administrator to be eligible to participate in the Arrangement.

2.12 “Employment Contract.” An Employment Contract is any employment agreement, severance or change in control agreement entered into by the Participant and either the Company, the Parent or a Subsidiary of the Company or the Parent, as applicable.

2.13 “Grant Date.” Grant Date means the date set forth on the Participation Agreement delivered to a Participant.

2.14 “ERISA.” ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements, or replaces such section or subsection.

2.15 “Parent.” Parent means C&J Energy Services, Inc., a Delaware corporation.

2.16 “Participant.” Participant means any individual who participates in the Arrangement in accordance with Article III.

2.17 “Participation Agreement.” Participation Agreement means the agreement delivered to a Participant informing the Participant of the number of Phantom Units awarded to the Participant and the Grant Date of such Phantom Units, as well as any other terms and conditions that may applicable to the Phantom Units in addition to those set forth in this Arrangement.

2.18 “Person.” Person means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

2.19 “Phantom Interest Account” or “Account.” Phantom Interest Account means, for each Participant, the account established for his benefit under Section 4.1(a).

2.20 “Phantom Units.” A Phantom Unit means a notional Company Unit granted under this Arrangement.

2.21 “Plan” means the Parent’s 2012 Long-Term Incentive Plan, as may be amended from time to time.

2.22 “Plan Administrator.” Plan Administrator means the person, persons or entity designated by the Parent to administer the Arrangement. If no such person or entity is serving as Plan Administrator at any time, the Board shall be the Plan Administrator.

2.23 “Qualified Member” means a member of the Board who is a “nonemployee director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Treasury Regulation 1.162-27 under Section 162(m) of the Code.

2.24 “Separation.” Separation means the termination of a Participant’s employment with the Parent, the Company or Subsidiaries of the Parent or Company for any or no reason which also qualifies as a “separation from service” pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.25 “Subsidiary.” Subsidiary means, with respect to the Parent or the Company, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

III. PARTICIPATION

3.1 Commencement of Participation. Any Eligible Person who is selected by the Plan Administrator to participate in the Arrangement shall become a Participant on the Grant Date set forth in the Participant’s Participation Agreement.

3.2 Continued Participation. A Participant in the Arrangement shall continue to be a Participant so long as any amount remains credited to his Account. Following distribution of a Participant’s Account pursuant to Section 6.2, or forfeiture pursuant to Section 5.3, the Participant’s Account will be extinguished and such individual will no longer be a Participant in the Arrangement.

IV. ACCOUNTS, CONTRIBUTIONS AND DEDUCTIONS

4.1 Per Participant Limitations. In any calendar year in which this Arrangement is in effect, Covered Employees may not be granted Phantom Units that have an aggregate value of more than $5,000,000, as calculated on each applicable Grant Date during that calendar year.

4.2 Phantom Interest Accounts. The Plan Administrator shall establish a Phantom Interest Account for each Participant, which may include sub-accounts as the Plan Administrator deems necessary in order to properly account for different awards granted under the Arrangement. The Phantom Interest Account will be a bookkeeping account and will be credited with the number of Phantom Units awarded to a Participant as set forth in the Participant’s Participation Agreements.

4.3 Maintenance of and Allocations to Phantom Interest Accounts. The Plan Administrator shall maintain the Phantom Interest Accounts as if each Phantom Unit were a Company Unit. The Board shall have the sole discretion to determine the fair market value of a Company Unit at any time, and the Plan Administrator shall allocate the gains, losses and deductions of the Company to a Participant’s Account as if each Phantom Unit were a Company Unit. Any action taken or determination made by the Board or the Plan Administrator pursuant to this Section 4.2 will be in the sole discretion of the Board or the Plan Administrator and will be final and conclusive. Amounts credited to a Participant’s Phantom Interest Account shall not bear interest over time.

V. VESTING AND FORFEITURE

5.1 Vesting. Phantom Units shall be “unvested” Phantom Units until such units become “vested” Phantom Units pursuant to this section 5.1 and/or 5.2, as applicable. Phantom Units shall generally become vested on the first to occur of (i) a Change in Control, or (ii) the five (5) year anniversary of the Grant Date.

5.2 Additional Performance Vesting.

(a) Performance Awards for Covered Employees. In the event that the Plan Administrator determines that a Phantom Unit granted to an Eligible Person who is a Covered Employee should be designed as “performance-based compensation” under Section 162(m) of the Code, the Phantom Unit will be subject to an additional pre-established performance vesting condition that is in addition to the vesting schedule set forth in Section 5.1 above. Such additional vesting conditions shall be set forth in the Participant’s Participation Agreement on the Grant Date of the award. Phantom Units granted with such performance conditions will be deemed to be a “Performance Unit,” and thus a “Performance Award” under the Plan.

(b) Performance Goals Generally. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including all requirements for performance goals associated with a Performance Award in Section 9 of the Plan.

(c) Business Criteria. All business criteria chosen for any Performance Award shall be taken from the pre-approved list set forth in Section 9.3 of the Plan.

(d) Performance Period. Achievement of the performance goals in respect of a Performance Award shall be measured over a performance cycle of up to five years, as specified in the Participation Agreement by the Plan Administrator. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Award, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

5.3 Forfeiture and Accelerated Vesting.

(a) Separation Generally. Unless otherwise set forth in a Participant’s Participation Agreement or an Employment Contract, if a Participant incurs a Separation for any reason other than due to his or her death or Disability prior to the vesting of the Participant’s Phantom Units pursuant to Sections 5.1 and/or 5.2, as applicable, the Participant shall immediately forfeit any and all rights to the Phantom Units credited to the Participant’s Phantom Interest Account, whether vested or unvested.

(b) Separation due to Death or Disability. Unless otherwise set forth in a Participant’s Participation Agreement or an Employment Contract, if a Participant incurs a Separation due to his or her death or Disability prior to the vesting of the Participant’s Phantom Units pursuant to Section 5.1 and/or 5.2, a pro-rata percentage of the Participant’s Phantom Units shall be deemed to be vested on the date of his or her Separation. For each full calendar year of service the Participant has provided to the Company or its Subsidiaries from the Grant Date to the date of Separation, the Participant will become vested in twenty percent (20%) of his or her Phantom Units.

(c) Participants other than Covered Employees with Employment Contracts. Notwithstanding Sections 5.2(a) and (b), in the event that a Participant other than a Covered Employee is a party to an active Employment Contract at the time of his or her Separation for any reason, to the extent that the Employment Contract contains provisions relating to the treatment of equity compensation awards in the event of a Separation, such provisions in the Employment Contract will also be deemed to apply, as applicable, to the vesting or forfeiture of the Participant’s Phantom Interest Account upon a Separation. For the avoidance of doubt, (i) if the Employment Contract is silent regarding the treatment of equity compensation awards upon any particular type of Separation (e.g. terminations of employment for cause, or terminations due to a disability), then Sections 5.3(a) and (b) shall govern the treatment of the Participant’s Phantom Interest Account upon Separation, and (ii) for purposes of determining whether a Change in Control has occurred, the definition in this Arrangement shall control rather than any definition found within the Employment Contract.

VI. DISTRIBUTION OF FUNDS

6.1 Form of Payment. At the time of distribution as provided in Section 6.2, the Parent shall pay to the Participant a single lump-sum cash payment from the general assets of the Parent.

6.2 Time of Distribution. No later than sixty (60) days following the applicable vesting date of Phantom Units as set forth in Section 5, any vested amounts credited to the Participant’s Phantom Interest Account attributable to the Phantom Units that became vested upon such vesting date will be distributed to the Participant.

6.3 Calculation of Phantom Interest Accounts.

(a) Generally. The amount of the cash payment to be distributed pursuant to the Participant’s Phantom Interest Account will be calculated by the Plan Administrator at the time of the vesting event. The Plan Administrator will multiply the number of vested Phantom Units that have been credited to the Participant’s Phantom Interest Account by the fair market value of a Company Unit on the date of the vesting event. Any currency conversions shall be calculated at the sole discretion of the Plan Administrator.

(b) Performance Awards. The Plan Administrator must certify in writing, prior to payment of a Participant’s Phantom Interest Account, that all applicable performance goals assigned to any Performance Awards have been properly achieved. The Plan Administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with a vested Performance Award, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award.

6.4 Distribution Equivalent Rights. At the time that the Phantom Interest Account becomes payable pursuant to Section 6.2, the Plan Administrator will have the discretion to determine whether an additional payment will be provided to the Participant that is attributable to distributions that may have been paid with respect to the Company Units underlying some or all of the Phantom Units credited to the Participant’s Phantom Interest Account during the time that such Phantom Units were unvested. In the event that the Plan Administrator determines that such an additional payment will be provided to the Participant, the payment will be paid in a lump sum cash payment at the same time that the Participant receives the distribution of his or her Phantom Interest Account pursuant to Section 6.2.

6.5 Taxes. The Company may from time to time, in its discretion, require the Participant to pay to the Company the amount that the Company deems necessary to satisfy its current or future obligation to withhold international, federal, state or local income or other taxes that the Participant incurs as a result of a distribution. With respect to any required tax withholding, the Company will withhold from the Participant’s distributions pursuant to the Arrangement the amount necessary to satisfy the Company’s obligation to withhold taxes.

VII. ARRANGEMENT ADMINISTRATION

7.1 Arrangement Administration and Interpretation. The Plan Administrator shall oversee the administration of the Arrangement. The Plan Administrator shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Arrangement of any Participant, deceased Participant, or other person having or claiming to have any interest under the Arrangement. The Plan Administrator shall have complete discretion to interpret the Arrangement and to decide all matters under the Arrangement. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as the Plan Administrator who is also a Participant will not vote or act on any matter pertaining solely to himself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, the Parent or the Company. Subject to Section 162(m) of the Code, the Plan Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Participation Agreement in the manner and to the extent it deems necessary or desirable to carry the Arrangement into effect, and the Plan Administrator shall be the sole and final judge of that necessity or desirability. If any provision of this Arrangement does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

7.2 Powers, Duties and Procedures, Etc. The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, and may delegate such powers and duties, as it shall determine in its sole discretion; provided, however, that the Plan Administrator may not delegate its duties where such delegation would violate state corporate law, or with respect to making awards to, or otherwise with respect to awards granted to, Eligible Persons who are Covered Employees receiving awards that are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.3 Actions of Qualified Members. At any time that the Plan Administrator is not comprised solely of Qualified Members, any action of the Plan Administrator relating to an award intended by the Plan Administrator to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Plan Administrator, composed solely of two or more Qualified Members, or (ii) by the Plan Administrator but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Plan Administrator remains composed solely of two or more Qualified Members. Such action, authorized by such a Plan Administrator or by the Plan Administrator upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Plan Administrator for purposes of this Arrangement.

7.4 Company’s Records. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to a Participants’ employment, death, termination of employment, and such other pertinent facts as the Plan Administrator may require. The Company shall provide the Plan Administrator will all necessary financial or accounting records necessary to properly account for the Phantom Interest Accounts. Records of the Company for these purposes shall be conclusive unless determined otherwise by the Plan Administrator.

7.5 Indemnification of Plan Administrator. The Parent agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Parent) occasioned by any act or omission to act in connection with the Plan, if such act or omission was performed in good faith.

VIII. AMENDMENT AND TERMINATION

8.1 Amendments. The Parent, upon action of the Board, shall have the right to amend the Arrangement from time to time by an instrument in writing which has been executed on the Parent’s behalf by its duly authorized officer.

8.2 Termination of Arrangement. This Arrangement is strictly a voluntary undertaking on the part of the Parent and shall not be deemed to constitute a contract between the Parent or the Company and any Eligible Person or consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Person. The Parent, upon action of the Board, reserves the right to terminate the Arrangement at any time by an instrument in writing which has been executed on the Parent’s behalf by its duly authorized officer.

IX. MISCELLANEOUS

9.1 No Funding. The Arrangement constitutes a mere promise by the Parent to make payments in accordance with the terms of the Arrangement and Participants and beneficiaries shall have the status of general unsecured creditors of the Parent. Nothing in the Arrangement will be construed to give any employee or any other person rights to any specific assets of the Parent or the Company or of any other person. In all events, it is the intent of the Parent that the Arrangement be treated as unfunded for Code purposes and for purposes of Title I of ERISA.

9.2 Section 409A of the Code. The amounts payable pursuant to this Arrangement are intended to comply with the short term deferral exception to Section 409A of the Code, set forth in Treasury Regulation § 1.409A-1(b)(4), and this Arrangement shall be interpreted accordingly. However, to the extent that a Participant is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) as of the Participant’s date of Separation, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s Separation shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Participant’s date of termination or, if earlier, the date of the Participant’s death following such date of termination. All such amounts that would, but for this Section 9.2, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Parent with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Arrangement shall be considered a separate payment.

9.3 Changes in Company Structure. In the event there is any change in the capital structure of the Company by reason of recapitalization, reclassification, reorganization, merger, consolidation, combination, spin-off or distribution, exchange or other relevant change in capitalization the Phantom Units credited to a Participant’s Account shall be adjusted by the Plan Administrator in good faith to prevent the enlargement or diminution of benefits to Participants under the Arrangement. The determination of the Plan Administrator as to what adjustments will be made and the extent thereof will be final, binding, and conclusive.

9.4 Claims of General Creditors. All amounts credited to the Accounts under this Arrangement shall remain a part of the general assets of the Parent. Accordingly, the amounts credited to the Accounts under this Arrangement are subject to the claims of the Parent’s general creditors.

9.5 Non-Assignability. None of the benefits, payments, proceeds or claims of any Participant shall be subject to any claim of any creditor of any Participant and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant. No Participant shall have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under the Arrangement. No Participant may borrow against his Accounts. No Accounts shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary.

9.6 Limitation of Participant’s Rights. Nothing contained in the Arrangement shall (a) confer upon any person a right to be employed or to continue in the employ of the Company, (b) interfere in any way with the right of the Company to terminate the employment of a Participant at any time, with or without prior notice and without regard to the effect such discharge would have on the Participant’s interest in the Arrangement, or (c) confer upon any Participant any of the rights of a partner, limited or otherwise, of the Company.

9.7 Participants Bound. Any action with respect to the Arrangement taken by the Plan Administrator or the Company or any action authorized by or taken at the direction of the Plan Administrator or the Company shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Arrangement.

9.8 Release. Any payment to any Participant in accordance with the provisions of the Arrangement shall, to the extent thereof, be in full satisfaction of all claims against the Parent and the Plan Administrator under the Arrangement, and the Plan Administrator may require such

Participant, as a condition precedent to such payment, to execute a release to such effect. If any Participant is determined by the Plan Administrator to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Plan Administrator or the Parent to follow the application of such funds.

9.9 Governing Law. The Arrangement shall be construed, administered, and governed in all respects under and by the laws of Delaware, without regard to its choice of laws provisions, except to the extent Delaware law is preempted by federal law. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.10 Headings and Subheadings. Headings and subheadings in this Arrangement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

9.11 Construction. Whenever possible, each provision of the Arrangement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Arrangement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision and (b) all other provisions of the Arrangement shall remain in full force and effect.

9.12 Successors. The provisions of the Arrangement shall bind and inure to the benefit of the Parent, the Company and the successors and assigns of the Parent or the Company. The term “successors” as used herein shall include any corporation or other business entity which shall by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

C&J Energy Services, Inc.

By:

Name:

Title:

Date: